UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2014

Anika Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	000-21326	04-314-5961
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

32 Wiggins Avenue, Bedford, MA 01730
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:   781-457-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.  Departure of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 7, 2014, Anika Therapeutics, Inc. (“Anika” or the “Company”) and John W. Sheets Jr., Ph.D., entered into a separation agreement (the “Agreement”) regarding his employment with the Company through November 7, 2014 (the “Termination Date”).  This Agreement was entered into in connection with the previously announced departure of Dr. Sheets from his position as the Company’s Chief Scientific Officer. Pursuant to the Agreement, among other items, Dr. Sheets shall receive severance pay equal to his final base salary, annualized $340,000, for twelve months following the Termination Date on the Company's regular payroll schedule, subject to applicable tax withholdings. Under the Agreement, Dr. Sheets will not be entitled to any additional payments, including bonus payments, from the Company. Dr. Sheets shall be eligible to continue to receive medical and dental plan coverage under and subject to COBRA, provided that Dr. Sheets is responsible for payment of the entire premium and any other amounts necessary to maintain COBRA coverage. Dr. Sheets continues to be bound by the terms and conditions of the non-disclosure and non-competition agreement executed in connection with his employment by the Company. Additionally, in consideration of the separation pay and benefits provided by the Agreement, Dr. Sheets has released the Company, its directors, and all related entities, including, among others, Company officers, employee benefit plans, fiduciaries of such plans and other providers of services to the Company (together, without limitation, the “Releasees”), from all known and unknown claims that, as of the date of the Agreement, Dr. Sheets had, has ever had, had a claim to have or ever had a claim to have against any Releasee.

[Remainder of page left blank intentionally]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Dated: November 13, 2014	By:	/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer